Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	Tuesday, October 23, 2007

Gannett Board Elects New Director

McLEAN, VA - Neal Shapiro, president of WNET in New York City, the largest public television station in the U.S., has been elected to the Board of Directors of Gannett Co., Inc. (NYSE: GCI) effective immediately.

“Neal’s diverse experience with network news and public television will be a tremendous asset for Gannett as we move forward with our strategic plan,” said Craig A. Dubow, Gannett’s chairman, president and chief executive officer. “We are extremely pleased that Neal has chosen to join Gannett’s Board.”

Shapiro also is president of Educational Broadcasting Corporation (EBC), the licensee of WNET. Before joining EBC in February 2007, Shapiro served in various executive capacities with the National Broadcasting Company beginning in 1993 and was president of NBC News from May 2001 to September 2005.

Shapiro also is on the board of trustees of American Public Television, the advisory board of Investigative Reporters and Editors (IRE), and the alumni board of the Communications and Media Studies program at Tufts University.

With Shapiro’s election, Gannett has nine directors.

Gannett Co., Inc. (NYSE: GCI) is a leading international news and information company that publishes 85 daily newspapers in the USA, including USA TODAY, the nation’s largest-selling daily newspaper. The company also owns nearly 1,000 non-daily publications in the USA and USA WEEKEND, a weekly newspaper magazine. Gannett subsidiary Newsquest is the United Kingdom’s second largest regional newspaper company. Newsquest publishes nearly 300 titles, including 18 daily newspapers, and a network of prize-winning Web sites. Gannett also operates 23 television stations in the United States and is an Internet leader with sites sponsored by its TV stations and newspapers including USATODAY.com, one of the most popular news sites on the Web.

Media inquiries:

Tara Connell

Vice President of Corporate Communications

703-854-6049

tjconnel@gannett.com

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